CONSULTING AGREEMENT

THIS AGREEMENT is dated for reference the 19th day of March 2014.

BETWEEN

> **All Marketing Solutions, Inc.**, a company incorporated under the laws of Nevada and having an office at 112 North Curry Street, Carson City, NV 89703, (hereinafter referred to as "**AMS**").

AND

> **Quality Software Technologies D.O.O.**, a company incorporated under the laws of Serbia and having an office at Kralja Aleksandra 12, Novi Sad, 21000, Serbia (hereinafter referred to as the "**Consultant**").

WHEREAS:

1. **Performance by CONSULTANT.** Consultant agrees to provide consulting services (the "**Services**") specified in the Statement of Work attached hereto as Exhibit A, as amended from time to time by Supplemental Statements of Work.

2. **Payment for Services.** ***Fees, Price Protection.*** AMS agrees to pay Consultant for the Services in accordance with the Fee Schedule set forth in the Statement of Work. The fees specified in the Statement of Work are the total fees and charges for the Services and will not be increased during the term of this Agreement except as the parties may agree in writing. Consultant represents that the price stated for the Services performed hereunder is at least as favorable as that charged to any other customer for the same or similar services.

3. **Devotion to Contract.** During the term of this Agreement Consultant shall devote such time, attention, and ability to the business of AMS as is reasonably necessary for the proper performance of the Services pursuant to this Agreement. During the term of this Agreement, Consultant shall:

   (a) devote such of their labor force, time and attention to the business of AMS as is necessary for the proper performance of the Services hereunder;

   (b) at all times perform the Services faithfully, diligently, to the best of their abilities and in the best interests of AMS;

   (c) refrain from acting in any manner contrary to the best interests of AMS or contrary to the duties of Consultant as contemplated herein; and

   (d) ensure that, in providing the Services, no misrepresentations whatsoever will be made with respect to the Services performed.

/s/ NP
AMS

/s/ DT
CONSULTANT

4. **Obligations of Consultant.**

(a) ***Consultations, Reports.*** At least one (1) Consultant representative will physically attend meetings necessary to review the progress of all work under this Agreement.

(b) ***Regeneration of Lost or Damaged Data.*** With respect to any data which Consultant has lost or damaged, Consultant shall, at its own expense, promptly replace or regenerate such data from AMS's machine-readable supporting material, or obtain, at Consultant's own expense, a new machine-readable copy of lost or damaged data from AMS's data sources.

5. **Obligations of AMS.** AMS agrees to make available to Consultant, upon reasonable notice, computer programs, data and documentation required by Consultant to complete the Services.

6. **Statements of Work.**

In General. When required by AMS, the parties shall in good faith negotiate Supplemental Statements of Work ("**Supplements**"), each of which upon signing shall be deemed a part of this Agreement. Supplements, which shall be entered into as required by AMS, shall be substantially in the form of Exhibit A hereto. Unless otherwise agreed in a Supplement, the following provisions shall govern Supplements generally:

(i) ***Term.*** In the absence of an express provision for the duration or early termination of a Supplement, such agreements shall be terminable on one month's written notice of either party without cause.

(ii) ***Payment.*** Supplements may call for lump sum or periodic payment, or payment against performance milestones, and for compensation based on time and materials or on a fixed price.

7. **Rights in Data and Works.**

(a) ***Ownership.*** Consultant agrees that AMS is the owner of all right, title and interest in all graphic works, including any source code, object code, enhancements and modifications, all files, including input and output materials, all documentation related to such graphic works and files, all media upon which any such computer programs, files and documentation are located (including tapes, disks and other storage media) and all related material that are used by, developed for, or paid for by AMS in connection with the performance of any Services provided by Consultant before or after the date set forth above.

(b) ***Proprietary Rights.*** In no way limiting sub-paragraph 7(a) above, Consultant agrees that all copyrights, patents, and other proprietary rights in graphic or other works, files, documentation, and related materials that are paid for by AMS or developed by Consultant in connection with this Agreement are owned by AMS and Consultant hereby assigns to AMS all right, title and interest in such copyrights, patents, and other proprietary rights.

/s/ NP — AMS
/s/ DT — CONSULTANT

(c) ***Access.*** Consultant, at the request of AMS, promptly shall deliver to AMS all graphic works, including source code, files, media, documentation and related materials, concerning any services provided by Consultant before or after the date of this Agreement and shall upon request by AMS and upon payment of Consultant's standard fees, cooperate with AMS in the completion and execution of any documents necessary to assign any patents referred to in sub-paragraph (b) to AMS.

8. **Warranties.** Consultant warrants the following with respect to Services performed:

(a) ***Compliance with Specifications.*** Consultant 's graphic works, files, documentation and all other work product will strictly comply with the descriptions and representations as to the Services (including completeness, specifications and configurations) that appear in the Statement of Work or any Supplemental Statements of Work.

(b) ***Non-Infringement of Third Party Rights.*** The Services will not knowingly violate or in any way infringe upon the rights of third parties, including property, contractual, employment, trade secrets, proprietary information and non-disclosure rights, or any trademark or copyright rights.

9. **Termination.**

(a) ***Commencement.*** This Agreement shall commence on the date set forth above and shall remain in effect until terminated pursuant to sub-paragraph 9(b).

(b) ***Termination.*** Either party, upon giving written notice to the other party, may terminate this Agreement.

(i) if the other party or its employees, consultants or other agents violate any provision of this Agreement and the violation is not remedied within ten (10) days of the party's receipt of written notice of the violation; or

(ii) if at any time after the commencement of the Services, AMS, in its reasonable judgment, determines that such Services are inadequate, unsatisfactory, or substantially nonconforming to the specifications, descriptions, warranties, or representations contained herein and the problem is not remedied within five (5) days of the party's receipt of written notice describing the problem; or

(iii) at any time in the event the other party terminates or suspends its business, becomes subject to any bankruptcy or insolvency proceeding under Federal or state statute, or becomes subject to direct control by a trustee or similar authority.

In the event that any of the above events occurs to a party, that party shall immediately notify the other party of its occurrence and AMS shall not be required to pay Consultant for the Services beyond the date of termination.

(c) ***Obligations Upon Expiration or Termination.*** Upon expiration or termination of this Agreement, Consultant shall promptly return to AMS all graphic works, patents and assignments thereof, files, documentation, media, related material and any

/s/ NP
AMS

/s/ DT
CONSULTANT

other material that, pursuant to paragraph 7 above, is owned by AMS. Expiration or termination of this Agreement shall not relieve either party of its obligations regarding Confidential Information under paragraph 10 below.

10. **Confidential Information.**

(a) "**Confidential Information**" shall mean any information or data disclosed by AMS to Consultant, including but not limited to any technical information, designs, drawings, calculations, literature, specifications, manufacturing, assembly, tests, installation, service and inspection instructions, technical and operating manuals, training materials, strategies, marketing plans and market intelligence data and other data, software, hardware and know-how; work product resulting from or related to Services performed under this Agreement; AMS's internal personnel, financial, marketing and other business information and matter and method of conducting business; AMS's strategic, operations and other business plans and forecasts; that the parties may elect to use during the life of this Agreement, either in writing, orally or visually and that are clearly marked confidential, or when disclosed orally or visually, are identified as confidential at the time of disclosure and are promptly (thirty (30) days at the latest) confirmed and designated in writing as Confidential Information.

(b) Confidential Information does not include: information that is in the public domain other than through a breach of this Agreement; information that is lawfully obtained by Consultant from a third party without a breach of this Agreement or other obligation of confidentiality; or information that is developed by or for Consultant independently of any Confidential Information received under this Agreement.

(c) Consultant is interested in receiving only Confidential Information of certain kinds from AMS. AMS shall provide to Consultant only Confidential Information that is of a particular description that: Consultant has requested; or AMS has offered to Consultant (collectively "**Authorized Information**"). Consultant shall have no obligation to AMS in relation to any Confidential Information that is not Authorized Information. If AMS provides Authorized Information to Consultant then, in respect of that Authorized Information:

(i) The Authorized Information, and any rights, title and interest thereto, shall remain the sole and exclusive property of AMS.

(ii) Consultant shall not, directly or indirectly: use or reproduce the Authorized Information except as required to perform its duties under this Agreement.

(iii) Consultant shall not disclose or describe any Authorized Information in any application for a patent, copyright registration or other intellectual property right.

(iv) Consultant shall protect the confidentiality of the Authorized Information with at least the same diligence and care with which it protects the confidentiality of its own information of a similar nature and shall take at least all reasonable precautions to protect the confidentiality of the Authorized Information.

(v) Consultant shall not, directly or indirectly or allow anyone to access the Authorized Information except its employees, officers, or directors who require the Authorized Information for the Purpose and have agreed to respect the terms of this Agreement. Consultant shall be liable for any breach of its obligations caused by the actions or omissions of any person or entity to whom it has disclosed the Authorized Information or any of it.

(vi) Consultant shall promptly notify AMS if it learns that Authorized Information has been disclosed contrary to this Agreement.

(vii) Upon request, Consultant shall promptly return to AMS or destroy all Authorized Information received from AMS and all copies thereof.

(viii) Consultant shall not be liable for disclosure of Authorized Information that Consultant discloses:

A. according to AMS's written approval for disclosure of that Authorized Information; or,

B. as required by law in connection with a court or regulatory proceeding -- provided that, where possible, Consultant shall immediately notify AMS of any such requirement so as to permit AMS to seek a protective order or exemption from such requirement, prior to any such disclosure.

11. **Indemnification.** Consultant agrees to indemnify and shall hold harmless (including payment of reasonable attorney's fees) AMS against all liability to third parties (other than liability solely the fault of AMS) arising from or in connection with a breach of sub-paragraph 8(b). Consultant's obligation to indemnify AMS hereunder will survive the expiration or termination of this Agreement by either party for any reason. AMS shall conduct the defense of any such third party action arising as described herein unless Consultant and AMS shall mutually agree that Consultant will conduct the defense.

12. **Limitation of Liability.** In no event shall either of the parties hereto be liable to the other for the payment of any consequential, indirect, or special damages, including lost profits. The provisions of this paragraph, however, shall not apply in any way to Consultant's obligations to indemnify AMS.

13. **Injunctive Relief.** It is understood and agreed that damages shall be an inadequate remedy in the event of a breach by Consultant of this Agreement and that any such breach by Consultant will cause AMS great and irreparable injury and damage. Accordingly, Consultant agrees that AMS shall be entitled, without waiving any additional rights or remedies otherwise available to AMS at law or in equity or by statute, to injunctive and other equitable relief in the event of a breach or intended or threatened breach by Consultant.

/s/ NP
AMS

/s/ DT
CONSULTANT

14. **Assignment.**

(a) ***Consent Required.*** Consultant shall not assign or subcontract the whole or any part of this Agreement without AMS's prior written consent.

(b) ***Subcontracting.*** Any subcontract made by Consultant with the consent of AMS shall incorporate by reference all the terms of this Agreement. Consultant agrees to guarantee the performance of any subcontractor used in performance of the Services.

15. **Other Provisions.**

(a) ***Status as Independent Contractor.*** AMS and Consultant are contractors independent of one another and neither party's employees will be considered employees of the other party for any purpose. This Agreement does not create a joint venture or partnership, and neither party has the authority to bind the other to any third party.

(b) Consultant hereby acknowledges that:

(i) AMS shall not be required to make any remittances or payments required by employers by statute on Consultant's behalf; and

(ii) Consultant shall not be entitled to the fringe benefits provided by AMS to its employees.

(c) ***Applicable Law and Forum.*** This Agreement shall be governed and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of laws or principles thereof.

(d) ***Notices.*** Except as otherwise expressly provided herein, any and all notices or demands which must or may be given hereunder or under any other instrument contemplated hereby shall be given by delivery in person or by regular mail or by facsimile transmission to the parties' respective address set out on the first page of this Agreement. All such communications, notices or presentations and demands provided for herein shall be deemed to have been delivered when actually delivered in person to the respective party, or if mailed, then on the date it would be delivered in the ordinary course of mail, or if sent by facsimile transmission, on the date of receipt of confirmation that the transmission has been received. Any party may change its address hereunder on twenty (20) days notice to the other party in compliance with this section.

(e) ***Waiver.*** No waiver by AMS of any breach by Consultant of any of the provisions of this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof. No such waiver shall be effective unless in writing and then only to the extent expressly set forth in writing.

/s/ NP
AMS

/s/ DT
CONSULTANT

(f) ***Entire Agreement.*** This Agreement, including the Statement of Work attached hereto as Exhibit A, as amended from time to time by Supplemental Statements of Work, constitutes the entire agreement between AMS and Consultant.

(g) ***Modifications.*** No modification of this Agreement shall be effective unless in writing and signed by both parties.

(h) ***Expenses.*** Consultant will not, without prior written approval by AMS, submit expenses to AMS.

(i) ***Severability.*** If any provision of this Agreement is invalid or unenforceable under any statute or rule of law, the provision is to that extent to be deemed omitted, and the remaining provisions shall not be affected in any way.

IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the date first above written.

All Marketing Solutions, Inc.	**Quality Software Technologies D.O.O. (Consultant)**
/s/ Nikola Pizurica	/s/ Dragan Turbic
(Authorized Signature)	(Authorized Signature)
Nikola Pizurica, President	Dragana Turbic, Managing Director
Name	Name
March 19, 2014	March 19, 2014
Date	Date

EXHIBIT "A"
STATEMENT OF WORK

This Exhibit sets out the Statement of Work that Consultant has accepted with AMS. This Exhibit may be amended by Supplemental Statements of Work to be jointly prepared and agreed to by AMS and Consultant.

Milestones (importance and delivery dates are to be mutually determined):

1. Complete optimization of the Windows client application, including encryption
2. Completion of the Mac client application, including encryption
3. Full-time synchronization between multiple devices
4. Selective file and folder sharing
5. Web client application (plugin) for the following browsers:
    a. IE, Chrome, and Firefox on Windows
    b. Safari and Chrome on Mac
6. Integration of new free cloud storage APIs to bring total available storage to 100GB
7. Virtual Drive enhancement for Windows and Mac client applications (not for Web client application)
8. Mobile client application for Android and IOS

Compensation	US $25,000 per month, effective April 1, 2014
Duration	April 1, 2014 for a minimum of nine (9) months, unless terminated earlier as set out in Section 9
Invoicing	Consultant will invoice AMS for the Services
Fee Schedule	Payment will be made bi-monthly prior to the beginning of each 2-month period

/s/ NP
AMS

/s/ DT
CONSULTANT